================================================================================
                                                                     Page 1 of 4



                    Information to be Included in Statements
          Filed Pursuant to Rule 13(d), (b), (c) and (d) and Amendments
                      Thereto Filed Pursuant to Rule 13d-2


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 5)



                               Direct Focus, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    254931108
--------------------------------------------------------------------------------
                                 (CUSIP Number)





Check appropriate box to designate the rule pursuant to which this Schedule is filed:
         [_] Rule 13-d-1(b)
         [_] Rule 13d-1(c)
         [X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                            =================
CUSIP NO. 254931108                   13G                      PAGE 2 OF 4 PAGES
===================                                            =================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BRIAN COOK
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
      NOT APPLICABLE                                                    (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    1,598,887 SHARES
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          270,000 SHARES
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            1,598,887 SHARES
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    270,000 SHARES
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,868,887 SHARES
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

      NOT APPLICABLE
----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.3%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               PAGE 3 OF 4 PAGES




                                  SCHEDULE 13G


ITEM 1.

         (a)   Direct Focus, Inc.

         (b)   1400 NE 136th Avenue
               Vancouver, WA 98684


ITEM 2.

         (a)   Brian Cook

         (b)   1400 NE 136th Avenue
               Vancouver, WA 98684

         (c)   U.S.A.

         (d)   Common Stock, No Par Value

         (e)   CUSIP # 254931108


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable


ITEM 4.  OWNERSHIP:

         (a)   1,868,887 shares

         (b)   5.3 %

         (c)   (i)      1,598,887 shares

               (ii)     270,000 shares

               (iii)    1,598,887 shares

               (iv)     270,000 shares

                                                               PAGE 4 OF 4 PAGES






ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
         PERSON:

         Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable


ITEM 10. CERTIFICATION:

         Not applicable.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 13 , 2002
                                                     -----------------------
                                                     Date


                                                     /s/ Brian R. Cook
                                                     -----------------------
                                                     Brian R. Cook